Exhibit 99.1

Sunrun Reports First Quarter 2024 Financial Results

Exceeded high-end of Q1 guidance range for both Storage and Solar installations

Storage Capacity Installed of 207 Megawatt hours in Q1, representing 192% year-over-year growth, as storage attachment rates reach 50%

Solar Energy Capacity Installed of 177 Megawatts in Q1, reaching 6.9 Gigawatts of Networked Solar Energy Capacity

Net Earning Assets increases to $5.2 billion, including $783 million in Total Cash

Reiterating Cash Generation guidance of reaching an annualized level of $200 million to $500 million in Q4

SAN FRANCISCO, May 8, 2024 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced financial results for the quarter ended March 31, 2024.

“We are starting the year with solid momentum in the business as our storage-first, margin-focused strategy is delivering strong results. In the first quarter we beat the high-end of both our storage and solar installation guidance, set new records for storage attachment rates, and delivered another quarter of strong net subscriber values and an increasing mix of subscription services,” said Mary Powell, Sunrun’s Chief Executive Officer. “We are confident in strong growth in installation activities through the year as the fundamental demand drivers of our business continue to be robust. Utility rates continue to rise, due to the stress and strain of climatic events on the grid and the massive utility capital expenditures. Solar and storage equipment costs are declining, while our operating efficiency continues to improve. And most importantly, customers remain eager for clean, affordable and resilient energy to power their lives.”

“We remain committed to driving meaningful cash generation as we execute our margin-focused and disciplined-growth strategy. While one-time transaction costs and timing related items impacted Cash Generation in Q1, we expect to recover these timing headwinds in Q2. We are reiterating our strong Cash Generation outlook for 2024,” said Danny Abajian, Sunrun’s Chief Financial Officer.

First Quarter Updates
•Storage attachment rates reach 50%: Storage attachment rates on installations reached 50% in Q1, up from 15% in the same period a year ago, with 207.2 Megawatt hours installed during the quarter. Sunrun has now installed more than 102,000 solar and storage systems, representing over 1.5 Gigawatt hours of stored energy capacity.
•Strong capital markets execution:
Sunrun has executed two securitizations thus far in 2024.
◦In February, as previously noted, Sunrun placed a private securitization of $361 million, with a 232.5 basis point spread, along with a $109 million subordinated loan, resulting in a cumulative advance rate of over 80%.
◦In April, Sunrun closed a second securitization transaction of $230 million, which included seasoned assets. The non-recourse senior debt was rated A by Kroll and was priced at a credit spread of 195 basis points, and had an advance rate of approximately 85%.
In addition and as previously announced, Sunrun arranged new capital or extended maturities of existing capital during Q1 to support growth.
◦This included a $483 million convertible note due in 2030; part of the proceeds were used to repurchase a portion of the existing 2026 convertible note.
◦Sunrun upsized and extended the maturity of its senior non-recourse revolving warehouse facility. The amended facility was expanded by $550 million to $2.35 billion (from $1.8 billion) and the maturity was extended from April 2025 to April 2028.
◦Sunrun amended and extended the maturity of its recourse working capital facility, extending the maturity from January 2025 to November 2025 (with a springing maturity provision to March 2027, subject to certain conditions).

•CalReady VPP: For the second year in a row, Sunrun will set a national record for the largest number of residential solar-plus-battery systems enrolled in a virtual power plant. More than 16,000 Sunrun customers will participate in our CalReady VPP, which will support California’s electrical grid during the hot, summer months. The program, which is almost twice as large as the PG&E program last year, is set to start dispatching in May.
•PowerOn Puerto Rico VPP: Sunrun has now enrolled nearly 1,800 customers in its PowerOn Puerto Rico virtual power plant. When Puerto Rico’s electric utility provider, LUMA, foresees a power supply shortfall, Sunrun’s fleet of batteries dispatches more than 15 megawatt hours of stored energy to stabilize the grid. Both Sunrun and participants are compensated for their contribution, and the program helps to avoid blackouts while reducing reliance on polluting fossil fuel peaker power plants.
•SolarAPP+ Update: The web-based solar permitting tool that is helping to reduce cycle times by several weeks, continues to gain adoption. Approximately one third of Sunrun projects in California and ~14% nationally utilized SolarAPP+. Reducing cycle times helps to streamline permitting and interconnection and reduces ‘soft costs’, improving the homeowners’ experience.

Key Operating Metrics

In the first quarter of 2024, Customer Additions were 24,038 including 22,058 Subscriber Additions. As of March 31, 2024, Sunrun had 957,313 Customers, including 803,145 Subscribers. Customers grew 15% in the first quarter of 2024 compared to the first quarter of 2023.

Annual Recurring Revenue from Subscribers was over $1.4 billion as of March 31, 2024. The Average Contract Life Remaining of Subscribers was 17.9 years as of March 31, 2024.

Subscriber Value was $50,776 in the first quarter of 2024, a 15% increase compared to the first quarter of 2023. Creation Cost was $38,885 in the first quarter of 2024.

Net Subscriber Value was $11,891 in the first quarter of 2024. Total Value Generated was $262 million in the first quarter of 2024. On a pro-forma basis assuming a 7.6% discount rate, consistent with capital costs observed in Q1, Subscriber Value was $45,477 and Net Subscriber Value was $6,593 in the first quarter of 2024.

Gross Earning Assets as of March 31, 2024, were $15.0 billion. Net Earning Assets were $5.2 billion, which included $783 million in Total Cash, as of March 31, 2024.

Cash Generation was negative $311 million in the first quarter and positive $6 million when adjusted for non-recurring timing and transaction-related costs. Q1, which is typically the weakest quarter for Cash Generation due to seasonality in volume, was further impacted by a temporary but significant working capital investment, as well as certain non-recurring costs. Our transition to tax credit sales and away from traditional tax equity structures caused us to invest approximately $181 million in working capital in Q1. We expect to principally recover this investment in May 2024. We expect to close additional financing structures in Q2 to fully recover this working capital investment. Cash from tax credit sales is typically received in arrears, whereas cash from tax credit allocation (through traditional tax equity structures) is typically received at the time of installation or slightly in advance. Financing activities in Q1 included $107 million in one-time costs associated with the new 2030 convertible debt issuance and (to mitigate dilution) purchase of the capped calls. In addition, the extension of the recourse working capital facility and non-recourse warehouse extension caused us to include additional fees and (due to higher capital costs) a reduction to the advance rate within the warehouse. Low-income ITC adders for eligible systems have been delayed, which represents $30 million of expected Cash Generation for systems installed in Q1. We expect these funds to flow shortly.

Storage Capacity Installed was 207.2 Megawatt hours in the first quarter of 2024. This represents a 192% year over year increase from the 71.1 Megawatt hours of Storage Capacity Installed in the first quarter of 2023.

Solar Energy Capacity Installed was 177.0 Megawatts in the first quarter of 2024. Solar Energy Capacity Installed for Subscribers was 165.3 Megawatts in the first quarter of 2024.

Networked Solar Energy Capacity was 6,866 Megawatts as of March 31, 2024. Networked Solar Energy Capacity for Subscribers was 5,802 Megawatts as of March 31, 2024. Networked Storage Capacity was 1.5 Gigawatt hours as of March 31, 2024.

The solar energy systems we deployed in Q1 are expected to offset the emission of 3.5 million metric tons of CO2 over the next thirty years. Over the last twelve months ended March 31, 2024, Sunrun’s systems are estimated to have offset 3.6 million metric tons of CO2.

Outlook

Storage Capacity Installed is expected to be in a range of 800 to 1,000 Megawatt hours the full-year 2024. This range represents approximately 40% to 75% growth year over year.

Storage Capacity Installed is expected to be in a range of 215 to 225 Megawatt hours in the second quarter of 2024. This range represents approximately 105% to 115% growth year over year.

Solar Energy Capacity Installed is expected to be in a range reflecting a decline of 15% to flat growth for the full-year 2024, a reduction from our prior guidance range of -5% to +5% growth.

Solar Energy Capacity Installed is expected to be in a range of 190 to 200 Megawatts in the second quarter of 2024.

Total Value Generated is expected to grow by over 10% for the full-year 2024 driven by higher Subscriber Values and lower input costs, a reduction of 5% from our prior guidance.

Management is reiterating guidance of positive Cash Generation cumulatively from 4Q 2023 through 4Q 2024 and to reach an annualized Cash Generation run-rate of $200 million to $500 million in the fourth quarter of 2024, subject to the assumptions outlined in our accompanying presentation.

First quarter 2024 GAAP Results

Total revenue was $458.2 million in the first quarter of 2024, down $131.6 million, or 22%, from the first quarter of 2023. Customer agreements and incentives revenue was $323.0 million, an increase of $76.5 million, or 31%, compared to the first quarter of 2023. Solar energy systems and product sales revenue was $135.2 million, a decrease of $208.2 million, or 61%, compared to the first quarter of 2023. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement which is typically 20 or 25 years.

Total cost of revenue was $425.7 million, a decrease of 24% year-over-year. Total operating expenses were $641.3 million, a decrease of 22% year-over-year.

Net loss attributable to common stockholders was $87.8 million, or $0.40 per basic and diluted share, in the first quarter of 2024.

Financing Activities

As of May 8, 2024, closed transactions and executed term sheets provide us with expected tax equity to fund approximately 331 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through March 31, 2024. As of March 31, 2024 Sunrun also had $593 million available in its non-recourse senior revolving warehouse facility to fund over 214 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its first quarter 2024 results and business outlook at 1:30 p.m. Pacific Time today, May 8, 2024. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Non-GAAP Information

This press release includes references to certain non-GAAP financial measures, such as non-GAAP net (loss) income and non-GAAP net (loss) income per share. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of current period performance on a comparable basis with prior periods. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to the GAAP financial measures presented in this press release and our financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

Non-GAAP net (loss) income is defined as GAAP net (loss) income adjusted by the non-cash goodwill impairment charge. Management believes the exclusion of this non-cash and non-recurring item provides useful supplemental information to investors and facilitates the analysis of its operating results and comparison of operating results across reporting periods.

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a storage-first company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation and regulation on the solar industry and our business; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	March 31, 2024	December 31, 2023

Assets
Current assets:
Cash	$487,280	$678,821
Restricted cash	295,751	308,869
Accounts receivable, net	169,661	172,001
Inventories	411,993	459,746
Prepaid expenses and other current assets	305,921	262,822
Total current assets	1,670,606	1,882,259
Restricted cash	148	148
Solar energy systems, net	13,422,536	13,028,871
Property and equipment, net	157,165	149,139
Goodwill	3,122,168	3,122,168
Other assets	2,461,720	2,267,652
Total assets	$20,834,343	$20,450,237
Liabilities and total equity
Current liabilities:
Accounts payable	$286,923	$230,723
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	34,039	35,180
Accrued expenses and other liabilities	538,117	499,225
Deferred revenue, current portion	120,673	128,600
Deferred grants, current portion	8,199	8,199
Finance lease obligations, current portion	24,015	22,053
Non-recourse debt, current portion	245,310	547,870
Pass-through financing obligation, current portion	16,545	16,309
Total current liabilities	1,273,821	1,488,159
Deferred revenue, net of current portion	1,109,391	1,067,461
Deferred grants, net of current portion	193,409	195,724
Finance lease obligations, net of current portion	73,807	68,753
Convertible senior notes	662,781	392,867
Line of credit	387,002	539,502
Non-recourse debt, net of current portion	9,852,968	9,191,689
Pass-through financing obligation, net of current portion	253,361	278,333
Other liabilities	147,204	190,866
Deferred tax liabilities	122,216	122,870
Total liabilities	14,075,960	13,536,224
Redeemable noncontrolling interests	656,845	676,177
Total stockholders’ equity	5,180,451	5,230,228
Noncontrolling interests	921,087	1,007,608
Total equity	6,101,538	6,237,836
Total liabilities, redeemable noncontrolling interests and total equity	$20,834,343	$20,450,237

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2024	2023
Revenue:
Customer agreements and incentives	$322,967	$246,474
Solar energy systems and product sales	135,221	343,375
Total revenue	458,188	589,849
Operating expenses:
Cost of customer agreements and incentives	269,534	236,905
Cost of solar energy systems and product sales	156,159	320,018
Sales and marketing	152,264	202,836
Research and development	12,087	4,557
General and administrative	51,266	53,227
Total operating expenses	641,310	817,543
Loss from operations	(183,122)	(227,694)
Interest expense, net	(192,159)	(142,698)
Other income (expense), net	89,930	(25,000)
Loss before income taxes	(285,351)	(395,392)
Income tax benefit	(2,201)	(59,619)
Net loss	(283,150)	(335,773)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(195,332)	(95,385)
Net loss attributable to common stockholders	$(87,818)	$(240,388)
Net loss per share attributable to common stockholders
Basic	$(0.40)	$(1.12)
Diluted	$(0.40)	$(1.12)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	219,882	214,548
Diluted	219,882	214,548

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(283,150)	$(335,773)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	150,520	123,105
Deferred income taxes	(2,202)	(59,613)
Stock-based compensation expense	28,869	28,266
Interest on pass-through financing obligations	4,756	4,862
Reduction in pass-through financing obligations	(9,335)	(9,641)
Unrealized (loss) gain on derivatives	(55,103)	30,721
Other noncash items	14,639	27,366
Changes in operating assets and liabilities:
Accounts receivable	(1,371)	(9,385)
Inventories	47,753	(103,986)
Prepaid expenses and other assets	(135,678)	(109,454)
Accounts payable	59,641	(1,428)
Accrued expenses and other liabilities	3,395	(26,776)
Deferred revenue	34,173	2,413
Net cash used in operating activities	(143,093)	(439,323)
Investing activities:
Payments for the costs of solar energy systems	(538,975)	(506,314)
Purchases of property and equipment, net	3,531	(3,996)
Net cash used in investing activities	(535,444)	(510,310)
Financing activities:
Proceeds from state tax credits, net of recapture	—	4,033
Proceeds from line of credit	139,805	143,331
Repayment of line of credit	(292,305)	(96,236)
Proceeds from issuance of convertible senior notes, net of capped call transaction	444,822	—
Repurchase of convertible senior notes	(173,715)	—
Proceeds from issuance of non-recourse debt	770,106	514,880
Repayment of non-recourse debt	(431,532)	(50,968)
Payment of debt fees	(47,779)	(733)
Proceeds from pass-through financing and other obligations, net	1,808	2,004
Early repayment of pass-through financing obligation	(20,000)	—
Payment of finance lease obligations	(6,732)	(4,477)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	164,337	397,750
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(74,834)	(63,901)
Acquisition of noncontrolling interests	(1,159)	(7,175)
Proceeds from transfer of investment tax credits	106,529	—
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(106,529)	—
Net proceeds related to stock-based award activities	1,056	1,328
Net cash provided by financing activities	473,878	839,836
Net change in cash and restricted cash	(204,659)	(109,797)
Cash and restricted cash, beginning of period	987,838	953,023
Cash and restricted cash, end of period	$783,179	$843,226

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended March 31, 2024
Customer Additions	24,038
Subscriber Additions	22,058
Solar Energy Capacity Installed (in Megawatts)	177.0
Solar Energy Capacity Installed for Subscribers (in Megawatts)	165.3
Storage Capacity Installed (in Megawatt hours)	207.2

In-period value creation metrics:	Three Months Ended March 31, 2024
Subscriber Value Contracted Period	$46,858
Subscriber Value Renewal Period	$3,917
Subscriber Value	$50,776
Creation Cost	$38,885
Net Subscriber Value	$11,891
Total Value Generated (in millions)	$262.3

In-period environmental impact metrics:	Three Months Ended March 31, 2024
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	3.6
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	3.5

Period-end metrics:	March 31, 2024
Customers	957,313
Subscribers	803,145
Households Served in Low-Income Multifamily Properties	13,998
Networked Solar Energy Capacity (in Megawatts)	6,866
Networked Solar Energy Capacity for Subscribers (in Megawatts)	5,802
Networked Storage Capacity (in Megawatt hours)	1,532
Annual Recurring Revenue (in millions)	$1,414
Average Contract Life Remaining (in years)	17.9
Gross Earning Assets Contracted Period (in millions)	$11,545
Gross Earning Assets Renewal Period (in millions)	$3,492
Gross Earning Assets (in millions)	$15,038
Net Earning Assets (in millions)	$5,247

Note that Sunrun updated the discount rate used to calculate Subscriber Value and Gross Earning Assets to 6% commencing with the first quarter 2023 reporting. Also note that figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost Methodology memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems).

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.

Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from tax equity partners, government incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments).

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:
Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com

Media Contact:
Wyatt Semanek
Director, Corporate Communications
press@sunrun.com